FOR IMMEDIATE RELEASE

CONTACT:          Michael L. Middleton
           Chief Executive Officer
           888.745.2265

TRI-COUNTY FINANCIAL CORPORATION
ANNOUNCES CASH DIVIDEND

Waldorf, Maryland, January 30, 2012 - Tri-County Financial Corporation (OTCBB: TCFC) (the “Company”) today announced that its Board of Directors declared a cash dividend of $0.40 per common share for the year ended December 31, 2011.  The dividend will be paid on or about April 2, 2012 to stockholders of record as of the close of business on March 9, 2012.

Tri-County Financial Corporation is the bank holding company for Community Bank of Tri-County, which conducts business through its main office in Waldorf, Maryland, and nine branch offices in Waldorf, Bryans Road, Dunkirk, Leonardtown, La Plata, Charlotte Hall, Prince Frederick, Lusby and California, Maryland.